EXHIBIT 99

PRESS RELEASE

DRAGON PHARMA REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

- Earnings per share of $0.05 for the first six months of 2009

Vancouver, Canada - Dragon Pharmaceutical Inc. ("Dragon Pharma" or the "Company" TSX: DDD; OTCBB: DRUG; BBSE: DRP), a leading international pharmaceutical company, today announced its financial results for the second quarter ended June 30, 2009, achieving earnings per share (“EPS”) of $0.03 for the quarter and $0.05 for the first half of the year.

In US$,000 except EPS	2009 Q2	2009 Q1	Change %	2008 Q2	Change %
			09/Q2 vs 09/Q1		09/Q2 vs 08/Q2
Total Sales	40,141	36,963	+9%	44,147	-9%
Gross Profit	6,844	6,414	+7%	7,727	-11%
Operating Income	3,973	3,026	+31%	4,170	-5%
Net Income	2,050	1,447	+42%	2,923	-30%
Basic and Diluted EPS	0.03	0.02	+50%	0.04	-25%

Financial Highlights for the Second Quarter of 2009

On a sequential quarter basis, the Company’s sales and net profit grew by 9% and 42% respectively in the quarter. The decrease compared to the same quarter of 2008 was mainly due to the higher sales in the second quarter of 2008 as the Company’s customers purchased more products in anticipation of the Beijing Olympics and the Company’s overhaul of certain production facilities in August 2008.

▪	Total sales were $40.14 million compared to $44. 15 million for the same period of 2008
o	Penicillin Division’s sales increased to $15.01 million from $13.04 million
o	Cephalosporin Division’s sales decreased to $25.13 million from $31.11 million
▪	Gross profit was $6.84 million compared to $7.73 million for the same period of 2008
▪	Total operating expenses decreased to $2.87 million from $3.56 million for the same period of 2008
▪	Net profit was $2.05 million compared to $2.92 million for the same period of 2008
▪	Basic and diluted earnings per share were $0.03 compared to $0.04 for the same period of 2008

Financial Highlights for the Six Months Ended June 30, 2009

▪	Total sales were $77.10 million compared to $80.02 million for the same period of 2008
o	Penicillin Division’s sales increased to $27.56 million from $25.18 million
o	Cephalosporin Division’s sales decreased to $49.54 million from $54.84 million
▪	Gross profit was $13.26 million compared to $13.89 million for the same period of 2008
▪	Total operating expenses decreased to $6.26 million from $7.16 million for the same period of 2008
▪	Net income was $3.50 million compared to $4.88 million for the same period of 2008
▪	Basic and diluted earnings per share were $0.05 compared to $0.07 for the same period of 2008

Results for the Quarter Ended June 30, 2009

Revenues for the quarter ended June 30, 2009 were $40.14 million compared to $44.15 million for the same period in 2008 which recorded higher sales as the Company’s customers purchased more products in anticipation of the Beijing Olympics and the Company’s overhaul of certain production facilities in August 2008. Driven by the strong performance of the Company’s core product Clavulanic Acid, international sales increased 14% to $9.10 million.

Sales from the Penicillin Division increased 15% from the same quarter of 2008 to $15.01 million, accounting for 37% of the total sales of the Company. During the quarter, Clavulanic Acid, the core product in the division, continued to show strong sales momentum across domestic and international markets with 25% and 31% year-over-year growth, respectively. The Company is the dominant market leader of Clavulanic Acid in China, with more than 80% market share. The Company is also the top supplier to emerging markets, through its long term cooperation with contract manufacturing organizations (CMOs) for large global pharmaceutical companies (Big Pharma). With spiraling costs, global Big Pharma, such as Pfizer, Johnson &Johnson, and GlaxoSmithKline, are increasingly opting to outsource manufacturing to CMOs to improve efficiency. As a result, these CMOs represent the largest and fastest growing demand with huge buying power for upstream products. During the quarter, the Company further expanded sales to its CMO client base and realized $4.90 million of sales for Clavulanic Acid in the international markets, up 31% year-over-year and 25% sequentially. Mainly due to strong sales growth, enhanced pricing power, as well as the Company’s continued success in improving production yield, gross margin for Clavulanic Acid further improved to 45% from 32% in the prior year.

Sales from the Cephalosporin Division were $25.13 million compared to $31.11 million for the same period of 2008. The decrease was mainly due to weak market demand caused by uncertainty from the pending health care reform in China. In April 2009, the Chinese government approved a health care reform plan with a total investment of US$124 billion to establish a nationwide health care coverage in three years from 2009 to 2011. Implementation details are still under discussion, creating short-term uncertainty that negatively impacts sales for two reasons: first, hospital pharmacies have been reducing their drug inventories as they are not sure which drugs will be covered by the new National Health Insurance List and second, patients have been delaying non-urgent medical care in the expectation of more favorable medical coverage.

Total operating expenses for the quarter were $2.87 million as compared to $3.56 million from the same period of 2008. The decrease of $0.7 million year-over-year reflected management’s continuous success in controlling General & Administration expenses and improving operation efficiency.

Net income was $2.05 million or $0.03 per share (basic and diluted) compared to $2.92 million or $0.04 per share (basic and diluted) from the same period of 2008. However, year-over-year comparison needs to take into consideration that net income for the second quarter of 2008 benefited from a $0.42 million government grant and subsidies and a $0.15 million after-tax income from the discontinued operations compared to a $0.04 million government grant and subsidies, no after-tax income from discontinued operations as well as a $0.30 million interest expense increase in the second quarter of 2009.

“The solid sequential growth in the quarter demonstrated the strengths of our business,” said Dragon Pharma’s Chairman and CEO, Mr. Yanlin Han. “Despite the difficult economic climate, we benefited from our long-term and closely tied relationships with CMOs and substantially increased international sales. Our strategy to establish vertically integrated production lines from upstream to downstream solidified our leadership position in the Chinese market.”

“The recently announced health care reform plan underpins future market growth for antibiotic drugs in China. While the Chinese government is still finalizing all aspects of its implementation plan ,creating temporary uncertainty in the market demand, we expect substantial and sustained growth as soon as many Chinese consumers, in particular the 600 million people who will start benefiting from heath care coverage for the first time, start buying or expand their use of basic drugs. To take advantage of this opportunity, we are considering taking new initiatives to expand production capacity as we have been operating at maximum capacity.”

For further information, please refer to the Company's 10-Q, which has been filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission. The full financial statements are also available on Dragon's website at www.dragonpharma.com.

About Dragon Pharmaceutical Inc.

Dragon Pharmaceutical, incorporated in Florida and headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid and 7-ACA, a key intermediate to produce cephalosporin antibiotics and formulated drugs. Dragon Pharma is the third largest 7-ACA producer and the dominant manufacturer and market leader of Clavulanic Acid products in China. Dragon Pharma utilizes its nationwide sales distribution network, close customer relationships, understanding of local markets and customer needs and low cost structure to outperform its international and domestic peers. With an annual capacity of 780 tons, Dragon Pharma is the largest exporter of 7-ACA in China. To learn more about Dragon Pharmaceutical Inc., please visit www.dragonpharma.com.

Safe Harbor Statement

This press release contains forward looking statements, including but not limited to, that the Company will continue to experience growth in sales of its main products, that it will continue to be able to improve its production technology, that it will continue to achieve continuous growth in business and profitability in the near future, and that there will be growth in the Chinese market.. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. Readers should not place undue reliance on forward looking statements, which only reflect the views of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports filed with the Securities and Exchange Commission

FOR MORE INFORMATION CONTACT:

Dragon Pharmaceutical Inc.

Maggie Deng, Chief Operating Officer

or

Karen Huang, Manager, Business Research & Development

Telephone: +1(604)-669-8817 or

North America Toll Free: 1-877-388-3784

Email: ir@dragonpharma.com

Website: http://www.dragonpharma.com

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